Exhibit 4.3

CONCORDIA HEALTHCARE CORP.

Stock Option Plan

CONCORDIA HEALTHCARE CORP.

STOCK OPTION PLAN AS AMENDED

ARTICLE 1

GENERAL

1.1	Purpose of Plan

The purpose of this Plan (as defined below) is to allow full-time and salaried officers and employees of Concordia Healthcare Corp. (“Concordia” or the “Corporation”) or its Subsidiaries (as defined below), directors of Concordia and certain other persons as may be determined by the Board (as defined below) from time to time to participate, through share ownership, in the growth of the business of Concordia and also to enhance Concordia’s ability to attract, retain and motivate key personnel and reward significant performance achievements.

1.2	Defined Terms

The following terms shall have the meanings set out below and grammatical variations of such terms shall have the corresponding meanings:

“affiliate” has the same meaning as “affiliated companies” in the Securities Act (Ontario), as amended from time to time, and shall also include those issuers that are similarly related, whether or not any of the issuers are corporations, companies, partnerships, limited partnerships, trusts, income trusts or investment trusts or any other organized entity issuing securities;

“associate” has the meaning given to that term in the Securities Act (Ontario), as amended from time to time;

“arm’s length” has the meaning given to that term in the Income Tax Act (Canada), as now in effect;

“Black-Out Period” means any period during which a policy of Concordia prevents an Insider of Concordia from trading in the Shares;

“Board” means the board of directors of Concordia at the applicable time;

“Business Day” means any day, other than a Saturday or a Sunday, or a day observed as a statutory or civic holiday in Toronto, Ontario;

“Committee” shall have the meaning attributed thereto in Section 2.1(c);

“Continuing Employee Optionee” shall have the meaning attributed thereto in Section 6.1(b);

“control” means, in respect of any person, such person’s power or authority to direct, or cause the direction of, directly or indirectly, the management, policies or actions of any other person, whether through the ownership of voting securities or by contract or otherwise. Without limiting the foregoing, a person (the “first person”) will be conclusively deemed to control another where the first person beneficially owns, directly or through intermediaries, more than 50% of the voting securities of the other;

“Date of Employment” shall mean the date of the employment agreement between an Employee Optionee and Concordia or a Subsidiary, as applicable, or, if no such employment agreement exists, the date on which the Employee Optionee commenced his or her employment with Concordia or a Subsidiary, as applicable, as determined by the Board in its discretion;

“Date of Grant” means, for any Option, the date the Option was granted by the Board;

“Disability” means, in respect of any Optionee, the Optionee’s inability, due to debilitating physical incapacity, to substantially perform his or her duties and responsibilities as an employee or director of Concordia or a Subsidiary, as applicable, for 90 consecutive days or a total of 180 days in any consecutive 12-month period;

“Effective Date” means December 20, 2013;

“Eligible Person” means, subject to all applicable laws, any employee, officer or director of the Corporation or any Subsidiary or any other person or entity engaged to provide ongoing services to the Corporation or any Subsidiary pursuant to a written contract with the Corporation or any Subsidiary where such person or entity spends or will spend a significant amount of time and attention on the affairs and business of the Corporation or any Subsidiary and any other person who is designated by the Board as an Eligible Person;

“Employee Optionee” shall have the meaning attributed thereto in Section 4.1;

“Employee Termination Date” shall have the meaning attributed thereto in Section 4.2(a);

“Exercise Notice” means the notice respecting the exercise of an Option, substantially in the form annexed hereto as 0, as may be amended from time to time, signed by an Optionee and stating the Optionee’s intention to exercise all or a portion of a particular Option;

“Exercise Price” means the price per share at which a Share may be purchased under any Option, as the same may be adjusted from time to time in accordance with Section 3.5;

“Expiry Date” shall mean the date on which an Option expires, following which it shall immediately terminate and be cancelled without any further act or formality;

“Insider” has the meaning given to that term in the Securities Act (Ontario), as amended from time to time, and shall include associates and affiliates of the Insider;

“Liquidity Event” shall have the meaning attributed thereto in Article 6;

“Market Price” means the volume-weighted average price of the Shares on a Stock Exchange where the majority of the trading volume and value of the Shares occurs, for the five trading days immediately preceding the relevant date on which Market Price is to be determined. If the Shares are not listed for trading on a Stock Exchange, the Market Price shall be the fair market value of the Shares as determined by the Board of Directors of the Corporation;

“Non-Continuing Employee Optionee” shall have the meaning attributed thereto in Section 6.1(b);

“Option” means an option to purchase one Share at a specified Exercise Price granted on the Date of Grant under this Plan;

“Option Agreement” means, with respect to any Option, the agreement entered into between Concordia and the Optionee setting out the terms and conditions of such Option, as the same may be amended, supplemented or replaced from time to time;

“Optionee” means a person to whom an Option has been granted;

“Plan” means this 2013 Stock Option Plan of Concordia, as amended, as the same may be further amended, supplemented or replaced from time to time;

“Retirement” means the normal retirement of the Employee Optionee from employment with or from appointment as a director of Concordia or the early retirement of the Employee Optionee pursuant to any applicable retirement plan of Concordia, all as determined by the Board, acting reasonably;

“Shares” means the common shares of Concordia or, in the event of an adjustment contemplated by Section 3.5, such other shares or securities to which an Optionee may be entitled upon the exercise of an Option as a result of such adjustment;

“Stock Exchange” means the Toronto Stock Exchange, or, if the Shares are not listed on the Toronto Stock Exchange, the TSX Venture Exchange, or if the Shares are not listed on either the Toronto Stock Exchange or the TSX Venture Exchange, such other principal market upon which the Shares are traded as designated by the Board or the Committee from time to time;

“Subsidiary” means a person, other than a natural person, that is controlled by Concordia;

“Third Party” means, in relation to Concordia, a person with whom it deals at arm’s length; and

1.3	Interpretation

(a) As used herein, the terms “Article” and “Section” mean and refer to the specified Article and Section of this Plan, respectively.

(b) Words importing the singular include the plural and vice versa and words importing any gender include any other gender.

(c) Unless otherwise specified, all references to money amounts are to Canadian currency.

(d) Any time period referred to in this Plan shall be calculated excluding the day on which the period commences and including the day on which the period ends.

(e) Whenever any payment is required to be made, event is to occur, action is required to be taken or period of time is to expire on a day other than a Business Day, such payment shall be made, event is to occur, action shall be taken or period of time shall expire on the next following Business Day.

1.4	Schedules

The following are the Schedules annexed hereto and incorporated by reference and deemed to be part of this Plan:

Schedule A        -        Form of Option Agreement

Schedule B        -        Form of Exercise Notice

ARTICLE 2

ADMINISTRATION OF THE PLAN

2.1	Administration

(a) This Plan will be administered by the Board.

(b) The Board shall have the power, where consistent with the general purpose and intent of this Plan to do as follows:

(i)	establish policies and to adopt rules and regulations for carrying out the purposes, provisions and administration of this Plan;

(ii)	interpret and construe this Plan and to determine all questions arising out of this Plan and any Options granted pursuant to this Plan;

(iii)	designate persons or entities engaged to provide ongoing services to the Corporation or any Subsidiary as Eligible Persons;

(iv)	determine the Eligible Persons to whom Options are to be granted and to grant Options;

(v)	approve the assignment of Options in accordance with Section 3.7;

(vi)	determine the number of Shares subject to each grant of Options and to reserve such Shares for issuance;

(vii)	determine for each Option the Exercise Price;

(viii)	determine the time or times when Options will be granted and the terms upon which Options will vest and be exercisable;

(ix)	determine if the Shares which are subject to Options will be subject to any restrictions upon the exercise of such Options;

(x)	prescribe the form of the instruments relating to the grant, exercise and other terms of Options; and

(xi)	make all other reasonable determinations and take all other reasonable actions, necessary or advisable for the implementation and administration of this Plan.

Any interpretation, construction or determination made by the Board in accordance with this Section shall be final, binding and conclusive for all purposes.

(c) To the extent permitted by applicable law, the Board may, from time to time, delegate to a committee (the “Committee”) of the Board or to the Chief Executive Officer of Concordia, all or any of the powers conferred on the Board under this Plan. In such event, the Committee or the Chief Executive Officer of Concordia, as applicable, will exercise the powers delegated to it by the Board in the manner and on the terms authorized by the Board. Any decision made or action taken by the Committee or the Chief Executive Officer of Concordia arising out of or in connection with the administration or interpretation of this Plan in this context is final and conclusive.

(d) The day-to-day administration of this Plan may be delegated to such officers and employees of Concordia as the Board determines.

2.2	Total Shares Subject to Options

(a) The maximum number of Shares which may be reserved and set aside for issue under this Plan shall not exceed 10% of the Shares issued and outstanding from time to time on a non-diluted basis, provided that the Board shall have the right, from time to time, to increase such percentage subject to the approval of shareholders of the Corporation and such regulatory authorities, stock exchanges or over-the-counter markets having jurisdiction over the affairs of the Corporation. For purposes of clarity, the maximum number of Shares reserved and set aside for issue under this Plan shall be inclusive of any Shares reserved for issuance pursuant to any other security based compensation arrangement of Concordia, including Concordia’s long term incentive plan. In addition:

(i)	Options granted under this Plan shall not result, at any time, in the number of Shares reserved for issuance to any one person exceeding 5% of the outstanding issue of Shares;

(ii)

the aggregate number of Shares issued to Insiders of Concordia within any 12-month period, or issuable to Insiders of Concordia at any time, under this Plan and any other security-based compensation arrangement of Concordia, may not exceed 10% of the total number of issued and outstanding Shares of Concordia at such time; and

(iii)

the aggregate number of Shares reserved for issue to any one “service provider” (within the meaning of the applicable requirements of the Stock Exchange) of Concordia upon the exercise of Options shall not exceed 2% of the total number of Shares then outstanding, excluding Shares issued to such “service provider” upon the exercise of Options over the preceding 12 month period.

(b) For purposes of this Section 2.2, the number of Shares then outstanding shall mean the number of Shares outstanding on a non-diluted basis immediately prior to the proposed grant of the applicable Option.

(c) Shares that were the subject of Options that have been exercised, surrendered, lapsed, cancelled or terminated shall thereupon no longer be in reserve and may once again be subject to an Option granted under this Plan.

2.3	Option Agreements

(a) Execution and Delivery of Option Agreement - Each grant of Options under Section 3.1 of this Plan shall be evidenced by an Option Agreement and it shall be a condition of the grant of any Option that the applicable Optionee executes and delivers to Concordia an Option Agreement. Such Option Agreements will be substantially in the form of the Option Agreement set out in Schedule A hereto and will contain such provisions or changes, including changes to the terms of this Plan, that the Board may direct. Any one officer or director of Concordia is authorized and empowered to execute and deliver, for and on behalf of Concordia, an Option Agreement to each Optionee.

(b) Optionee’s Agreement to be Bound - Execution of an Option Agreement by an Optionee shall be construed as acceptance by the Optionee of the terms and conditions of this Plan and all policies, rules, regulations and procedures adopted hereunder, as such may be amended from time to time.

ARTICLE 3

GRANT OF OPTIONS

3.1	Grant of Options

(a) Options Granted at the Discretion of the Board - Options may be granted to Eligible Persons from time to time at the discretion of the Board provided that at no time will the number of Options granted under this Plan exceed the number of Shares reserved under Section 2.2.

(b) Terms and Conditions of Options - Subject to this Article 3, the Board shall determine the following in its sole discretion with respect to each Option;

(i)	the number of Shares issuable on the exercise of such Option;

(ii)	the Exercise Price,

(iii)	the Expiry Date;

(iv)	the vesting schedule, if any; and

(v)	such other terms and conditions as the Board may consider appropriate in its sole discretion.

3.2	Exercise Price

The Exercise Price at which any Option may be exercised to acquire a Share shall be determined by the Committee on the Date of Grant, provided that such price shall be not less than the lesser of (i) the closing trading price of the Shares on the Stock Exchange on the Date of Grant and (ii) the Market Price of the Shares on the Date of Grant of the Option.

3.3	Expiry Date

(a) The Expiry Date for an Option granted under this Plan shall not in any circumstance be later than the lesser of the 10th anniversary of the Date of Grant of such Option and such maximum period of time as may be allowed by the Stock Exchange.

(b) Notwithstanding anything contained in this Plan or an Option Agreement, if the date on which an Option expires occurs during, or within 10 days of the last day of, a Black-Out Period or other trading restriction imposed by Concordia, the date of termination or expiry for the Option will be the last day of the 10-day period.

3.4	Exercise of Option

(a) Delivery of Exercise Notice by Optionee - An Optionee may exercise any Option which has vested by delivering to Concordia an Exercise Notice accompanied by payment of the Exercise Price in respect of the Shares to be purchased. The Exercise Price must be fully paid by certified cheque, bank draft or wire transfer of immediately available funds payable to Concordia. No Shares will be issued or transferred until full payment therefor has been received by Concordia.

(b) Cashless Exercise - As an alternative to Section 3.4(a), an Optionee may elect a “cashless” exercise of any Options in an Exercise Notice. In such case, Concordia will make arrangements which may include arranging a broker to advance an amount equal to the Exercise Price to the Optionee for payment to Concordia of the Exercise Price in which case the Optionee will provide a direction to the broker to immediately sell at least a sufficient number of the Shares received upon exercise of the Option for proceeds in an amount sufficient to satisfy repayment of the advance, payment of applicable withholding taxes and any broker fees.

(c) Delivery of Share Certificates by Concordia - As soon as practicable after receipt of any Exercise Notice and full payment, Concordia will deliver to the Optionee a certificate or certificates representing the acquired Shares, provided that Concordia shall not be required to issue or deliver any certificate or certificates for Shares prior to the obtaining of approval or other clearance from any governmental agency which the Board in its sole discretion determines to be necessary or advisable.

3.5	Other Adjustments

Appropriate adjustments, in the number of Shares optioned and the Exercise Price of any outstanding Option shall automatically take effect upon any adjustments in the number of Shares resulting from any subdivision, consolidation or reclassification of the Shares, the payment of any stock dividend by Concordia (other than dividends in the ordinary course) or other relevant changes in the capital stock of Concordia and the Board shall determine the resulting Shares subject to any grant of Options and the Exercise Price thereof and such determination, absent manifest error, shall be binding on all parties.

3.6	Withholding and Tax Consequences Generally

(a) Tax Payment or Withholding - The exercise of each Option granted under this Plan is subject to the condition that if, at any time, Concordia determines, in its discretion, that the satisfaction of taxes, including withholding tax, or other withholding liabilities is necessary or desirable in respect of the exercise of any Optionee’s Option, the exercise of the Option is not effective unless such taxes have been paid or withholdings made or arranged to the satisfaction of the Board. Concordia may require an Optionee to pay to Concordia, in addition to the Exercise Price, any amount that Concordia is obliged to remit to the relevant taxing authority in respect of the exercise of the Option. Any such additional payment is due no later than the date on which any amount with respect to the Option exercised is required to be remitted by Concordia.

(b) Tax Returns - It is the responsibility of the Optionee to complete and file any tax returns which may be required of the Optionee under any applicable tax laws within the period prescribed by such laws.

3.7	Transfer of Options

(a) Options Not Transferable - An Option is personal to the Optionee and, except as otherwise set out in the Option Agreement relating to the grant of an Option or as determined by the Board or the Committee in its sole discretion, is non-assignable. Except as set out in the Option Agreement relating to the grant of an Option and this Section 3.7, during the lifetime of an Optionee that is an individual, an Option shall be exercisable only by the Optionee and, upon the death of an Optionee, by the legal personal representative(s) of the estate of the Optionee in accordance with Section 4.2(b)(i). No Options shall entitle the holder to any rights or privileges as a shareholder of Concordia until all conditions of exercise have been complied with in accordance with this Plan. In the case of an Optionee that is not an individual, any change of control of such Optionee or a change in control of such Optionee’s parent entity (direct or indirect) shall constitute a transfer for the purposes of this Plan.

(b) RRSPs and Holding Companies - Subject to the approval of the Board or the Committee, an Optionee that is an individual may elect, at any time, to participate in this Plan by holding or transferring any Options granted under this Plan in or to a registered retirement savings plan established by such Optionee for the sole benefit of such Optionee or in a personal holding company controlled by such Optionee. For the purposes of this Section 3.7(b), a personal holding corporation shall be deemed to be controlled by an Optionee if: (i) voting securities carrying more than 50% of the votes for the election of directors of such corporation are held, otherwise than by way of security only, by or for the benefit of such Optionee and the votes carried by such voting securities are entitled, if exercised, to elect a majority of the board of directors of such corporation; and (ii) all of the equity securities of such corporation are directly or indirectly held, otherwise than by way of security only, by or for the benefit of such Optionee and/or his or her spouse, children or grandchildren. In the event that an Optionee elects to hold the Options granted under this Plan in a registered retirement savings plan or personal holding corporation, the provisions of this Plan shall continue to apply as if the Optionee held such Options directly.

(c) Pledge of Options - An Optionee may pledge or otherwise grant a security interest in all or part of the Options held thereby from time to time in favour of a bank listed in a Schedule to the Bank Act (Canada) or other similar financial institution to secure bona fide indebtedness of the applicable Optionee.

(d) Law Requiring Transfer - If an Option becomes transferable by operation of law contrary to the provisions of this Plan, then such Option shall expire and become unexercisable immediately prior to such transfer.

ARTICLE 4

TERMINATION OF EMPLOYMENT

4.1	Employment Requirement

Subject to Section 4.2 and to any resolution passed by the Board providing otherwise, all Options held by an officer or employee of the Corporation or any Subsidiary (an “Employee Optionee”) shall expire and terminate, and any such Employee Optionee shall cease to be an Eligible Person, immediately upon the Employee Termination Date for such Employee Optionee or the date of such Employee Optionee’s death, Disability or Retirement.

4.2	Termination of Employment

(a) Application of this Section 4.2 - If the employment of an Employee Optionee terminates before the expiry of an Option held by that Employee Optionee in accordance with the terms thereof, then the provisions of Section 4.2(b) shall apply to:

(i)	Options that are exercisable upon the effective date of termination of such Employee Optionee’s employment (the “Employee Termination Date”) regardless of the reason for such termination; and

(ii)	Options that become exercisable in the one year period following the Employment Termination Date, if the termination arose as a result of the Employee Optionee’s death, Disability or Retirement.

(b) Exercise of Options Following Termination - Options referred to in Section 4.2(a) may be exercised as follows:

(i)

if the Employee Optionee is deceased, by the legal personal representative(s) of the estate of the Employee Optionee at any time during the one year period following the death of the Employee Optionee;

(ii)

if the termination of the employment of the Employee Optionee arises as a result of the Disability or Retirement of the Employee Optionee, by the Employee Optionee at any time during the one year period following the Employment Termination Date;

(iii)

if the termination of the employment of the Employee Optionee arises as a result of a termination for cause or resignation of the Employee Optionee without good reason, by the Employee Optionee at any time during the 10-day period following the Employee Termination Date; or

(iv)	in all other cases, by the Employee Optionee at any time during the 90-day period following the Employee Termination Date.

(c) When Employment Terminates - For purposes of this Plan, an Employee Optionee shall be deemed to have ceased to be employed by Concordia or any Subsidiary on the earlier of the effective date the Employee Optionee is formally terminated or ceases to perform services for Concordia or such Subsidiary, as the case may be, without regard to: (i) whether such Employee Optionee continues thereafter to receive any payment from Concordia or such Subsidiary, as the case may be, in respect of the termination of such Employee Optionee’s employment, including without limitation any continuation of salary or other compensation in lieu of notice of such termination; or (ii) whether such Employee Optionee is entitled or claims to be entitled at law to greater notice of such termination or compensation in lieu thereof than has been received by such Employee Optionee.

(d) Meaning of “For Cause” and “Without Good Reason” - For purposes of Section 4.2, a termination shall be deemed to have been “for cause”, or a resignation deemed to have been “without good reason”, in any circumstances where such termination or resignation, as applicable, arises in connection with: (i) the Employee Optionee’s conviction in a court of law or entering a plea of guilty to any offence under the Criminal Code (Canada) or any similar legislation of any jurisdiction punishable by imprisonment, unless such conviction or plea is in respect of behaviour that could not reasonably be considered as related to the Employee Optionee’s employment or damaging to the reputation of Concordia or its Subsidiaries; or (ii) any moral turpitude whatsoever or any act or omission by the Employee Optionee that constitutes fraud, dishonesty, breach of trust or theft involving the funds, property, business or affairs of Concordia or any of its Subsidiaries.

4.3	Unexercisable Options

Except in connection with the death, Disability or Retirement of an Employee Optionee as provided for in Section 4.2(a)(ii), any Options held by the Optionee that were not exercisable at the Employee Termination Date shall immediately expire and be cancelled on such date.

4.4	Leaves of Absence

For purposes of this Plan, an Optionee who is granted in writing a leave of absence or who is entitled to a statutory leave of absence shall be deemed to have remained in the employ of Concordia or a Subsidiary, as applicable, during such leave of absence.

4.5	Change of Status

Notwithstanding Section 4.1, unless the Board, in its discretion, otherwise determines, at any time and from time to time, Options held by an Employee Optionee are not affected by a change of employment within or among Concordia and one or more of its Subsidiaries for so long as the Optionee continues to be an Employee Optionee.

4.6	Discretion to Permit Exercise

Notwithstanding the provisions of Section 4.1, the Board may, in its sole discretion, at any time prior to or following the events contemplated in this Article 4, permit the exercise of any or all Options held by the Optionee in the manner and on the terms authorized by the Board.

ARTICLE 5

AMENDMENT OR DISCONTINUANCE OF PLAN

5.1	Amendment, Suspension and Termination

(a) Right of the Board to Amend, etc. - In addition to any other rights provided in this Plan, but subject to Section 5.1(b) and 5.1(c) the Board may:

(i)	amend, suspend or terminate this Plan or any portion thereof at any time and without notice to or approval from any Optionee; or

(ii)	amend or modify any outstanding Option in any manner to the extent that the Board would have had the initial authority to grant the Option as so modified or amended,

whereupon this Plan shall be amended or discontinued, as appropriate, in the manner and to the extent required by applicable laws and other rules and regulations.

(b) Restrictions on Amendments etc. - The Board shall not take any action pursuant to Section 5.1(a) that would adversely affect the rights of an Optionee in a material manner in connection with any Option, unless:

(i)	such action is permitted by this Plan or the Option Agreement relating to such Option; or

(ii)

the prior consent of the affected Optionee is obtained, and provided that such action is taken in accordance with applicable legislation, and subject to any required regulatory or shareholder approval.

(c)

Amendments Requiring Shareholder Approval. - Notwithstanding anything to the contrary in Sections 5.1(a) or 5.1(b), the Board may not make any amendments, modifications and changes to this Plan or to any Option granted under this Plan with respect to the following matters without the approval of the shareholders of Concordia, in accordance with the applicable rules and regulations of the Stock Exchange:

(i)	the maximum number of Shares reserved for issuance under this Plan;

(ii)	a reduction in the exercise price for Options held by Insiders of Concordia;

(iii)	an extension to the term of any Option held by Insiders of Concordia;

(iv)	an increase in any limit on grants of Options to Insiders set out in this Plan; and

(v)

any amendment to this Section 5.1 that is not: (i) determined to be necessary or desirable to ensure continuing compliance with applicable laws, regulations, requirements, rules or policies of any governmental authority or Stock Exchange; or (ii) of a “housekeeping” nature, which includes amendments to eliminate any ambiguity or correct or supplement any provision contained herein which may be incorrect or incompatible with any other provision hereof.

5.2	Effect of Termination of Plan

If this Plan is terminated, the provisions of this Plan and any administrative guidelines, and other rules and regulations adopted by the Board and in force at the time of this Plan, will continue in effect as long as any Options or any rights pursuant thereto remain outstanding. Any rights to purchase Shares predating this Plan pursuant to the option plans of Concordia or its Subsidiary shall hereafter be governed and subject to this Plan except for the purpose of the calculations necessary under Sections 2.2 and 3.1(a).

ARTICLE 6

LIQUIDITY EVENTS

6.1	Consequences of Liquidity Event

(a) Application of Section 6.1 - If Concordia proposes to amalgamate, merge or consolidate with any other Third Party, or in connection with any proposed sale or conveyance of all or substantially all of the property or assets of Concordia to a Third Party or any proposed offer to acquire all of the outstanding Shares of Concordia by a Third Party (in each case, a “Liquidity Event”), the terms and conditions of this Section 6.1 shall apply.

(b) Determination of Continuing Employees - In connection with any Liquidity Event, the Board (in consultation with any counterparty to a transaction which constitutes such Liquidity Event), shall determine which Employee Optionees will, as applicable, have their employment with Concordia, its Subsidiaries or their successors terminated or to whom an offer of employment with the acquirer will not be extended. Such Employee Optionees are referred to under this Plan as “Non-Continuing Employee Optionees”. All other Employee Optionees are referred to under this Plan as “Continuing Employee Optionees”.

(c) Effect of Liquidity Event - In connection with a Liquidity Event, at the discretion of the Board, the Board may declare Options held by Non-Continuing Employee Optionees and/or the Options held by Continuing Employee Optionees to either of the below:

(i)

All or a portion of such Options shall be exchanged immediately prior to the completion of the Liquidity Event for options (of substantially similar terms and value) to purchase shares in the capital of the acquiror or any corporation which results from an amalgamation, merger or similar transaction involving Concordia in connection with the Liquidity Event, whereupon all rights associated with the affected Options to purchase the Shares underlying such Options or to exercise such Options shall terminate and all such outstanding Options shall immediately expire and cease to have any further force or effect; or

(ii)

For all such Options there shall be paid or delivered by Concordia, or Concordia shall cause to be paid or delivered, an amount of cash or non-cash consideration per Share, as applicable, in respect of each of the Shares underlying all such vested Options immediately prior to the completion of the Liquidity Event equal in value (as determined by the Board in its discretion, acting reasonably) to the positive difference between the price per Share equal to the greater of the Market Price and the price paid by any third party purchaser (in the case of an acquisition of all of the Shares of Concordia) and the applicable Exercise Price, whereupon all rights of the affected Options and the rights of the holder thereof to exercise such Options shall terminate and all such outstanding Options shall immediately expire and cease to have any further force or effect.

6.2	Alternative Consequences

(a) If the actions set out in Sections 6.1 (or some combination thereof) cannot, as determined by the Board in its sole discretion, be completed by reason of conflict with applicable laws or the regulations of a Stock Exchange with respect to any of the Options held by a Continuing Employee Optionee or Non-Continuing Employee Optionee, as applicable, the vesting of all Options held by such Continuing Employee Optionee or Non-Continuing Employee Optionee, as applicable, may be accelerated by resolution of the Board and shall thereafter not be affected by any action completed in accordance with Section 6.1 (other than being cancelled after the Liquidity Event), as applicable, to permit the exercise of such Options at any time prior to the completion of the Liquidity Event, and upon completion of the Liquidity Event all rights of the affected Continuing Employee Optionee or Non-Continuing Employee Optionee to purchase the Shares underlying such Options or to exercise such Options shall terminate and all such outstanding Options shall immediately expire and cease to have any further force or effect.

(b) The Board may exercise any of its powers under Sections 6.1 and 6.2(a) prior to the date of completion of a Liquidity Event, conditional on the Liquidity Event being completed.

ARTICLE 7

MISCELLANEOUS PROVISIONS

7.1	No Right to Employment or Service

(a) Neither participation in this Plan nor any action taken under this Plan shall give or be deemed to give any Optionee a right to continued employment with, or service to, Concordia or any Subsidiary, nor shall such participation interfere with the right of Concordia or any Subsidiary to terminate any Optionee’s employment or provision of service at any time or for any reason.

(b) Nothing in this Plan or the Optionee’s opportunity to participate in this Plan shall be construed to provide the Optionee with any rights whatsoever to participate or continue to participate in this Plan, or to compensation or damages in lieu of continued participation or the right to participate in this Plan upon the termination of the Optionee as officer or employee of Concordia or any Subsidiary for any reason whatsoever.

7.2	Fractional Shares

No fractional Shares will be issued on the exercise of any Options granted under this Plan. If, as a result of any adjustment to the number of Shares issuable on the exercise of any Options granted pursuant to this Plan, an Optionee would be entitled to receive a fractional Share, such Optionee shall have the right to acquire only the adjusted number of full Shares and no payment or other adjustment will be made with respect to the fractional Shares so disregarded. For the avoidance of doubt, in the event that an Optionee would be entitled to a fractional Share upon the exercise of any Options, no such fractional Share shall be issued but the number of Shares to be received by such Optionee shall be rounded down to the next lowest whole number of Shares.

7.3	Rights as Shareholder

Optionees shall not be, and shall not have any of the rights or privileges of, shareholders of Concordia in respect of any Shares purchasable in connection with any grant unless and until full payment has been made to Concordia, all conditions of exercise of an Option have been complied with by the Optionee and certificates representing any such Shares have been issued by Concordia to such Optionees (or book entries representing such Shares have been made and such Shares have been deposited with the appropriate registered book-entry custodian) in accordance with this Plan and applicable Option Agreement. For greater certainty, an Optionee shall not have the right or be entitled to exercise any voting rights, receive dividends or have or be entitled to any other rights as a shareholder of Concordia in respect of any Options.

7.4	Severability

The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision and any invalid or unenforceable provision shall be severed from this Plan to the extent of such invalidity or unenforceability.

7.5	Option Grants Conditional

(a) If at any time Concordia shall determine in its sole discretion that the issuance of Shares upon the exercise of Options may conflict or be inconsistent with any applicable law or regulation of any governmental agency having jurisdiction over Concordia or its securities, Concordia reserves the right to refuse to issue such Shares for so long as such conflict or inconsistency remains outstanding. In such case such Options shall be treated for all purposes under this Plan as if they were subject to a Black-Out Period.

(b) The exercise of the Options granted under this Plan shall be subject to:

(i)

the receipt from the applicable Optionee of such representations, agreements and undertakings including as to future dealings in Shares issued upon the exercise of Options, as Concordia or its counsel determines to be necessary or advisable in order to prevent any violation of securities or other laws of any jurisdiction or as may be required by the underwriters of any public offering of securities of Concordia; and

(ii)

the condition that if at any time Concordia shall determine in its sole discretion that it is necessary or desirable to comply with any legal requirements or the requirements of any regulatory authority or to obtain any approval or consent from any such regulatory authority as a condition of, or in connection with, this Plan, any grant of Options under this Plan, the exercise of the Options granted under this Plan or the issue of Shares as a result thereof, then in any such event any Options granted prior to such approval and acceptance shall be conditional upon such compliance having been effected or such approval or consent having been given and no such Options may be exercised unless and until such compliance is effected or until such approval or consent is given on conditions satisfactory to Concordia in its sole discretion.

7.6	Governing Law

This Plan and all Option Agreements entered into pursuant to this Plan shall be governed by the laws of Ontario.

7.7	Notices

Each notice relating to any Options granted pursuant to this Plan, including any notices in connection with the exercise thereof, must be in writing. All notices to Concordia must be delivered personally or by prepaid registered mail or recognized courier service. All notices to an Optionee will be addressed to the principal address of the Optionee on file with Concordia. Either Concordia or an Optionee may designate a different address by written notice to the other. Any notices delivered to Concordia or an Optionee shall be deemed to be received, if delivered personally, on the date of delivery, and if sent by prepaid registered mail or recognized courier service, on the third Business Day following the date of mailing. Any notice given by an Optionee or Concordia is not binding on the recipient thereof until received or deemed to be received in accordance with this Section 7.7.

7.8	Special Requirements for U.S. Taxpayers

In addition to the other provisions of this Plan (and notwithstanding any other provision of this Plan to the contrary), the following limitations and requirements will apply to any Option granted to a U.S. taxpayer;

(a) If the specified averaging period described in the definition of Market Price in Section 1.2 is to be used with the Option granted to a U.S. taxpayer, the Board shall irrevocably specify the commitment to grant the Option before the beginning of any specified averaging period upon which the Market Price is to be based (and, for greater certainty, such specification shall include the number of Shares subject to the Option and the method for determining the exercise price before the beginning of the specified averaging period).

(b) Notwithstanding Section 3.3(b) or any other provision of this Plan, an Option granted to a U.S. taxpayer shall expire no later than the Option’s maximum expiry dated as established on the Date of Grant in accordance with Section 3.3(a).

7.9	Effective Date

This Plan shall be effective as of the Effective Date.

Effective as of December 20, 2013, as duly approved by resolution of the shareholders of the Corporation on December 16, 2013.

Amended as of June 27, 2014, by resolution of the Shareholders of the Corporation dated June 27, 2014.

Amended as of November 13, 2014, by resolution of the Board of Directors of the Corporation dated November 13, 2014.

SCHEDULE A

OPTION AGREEMENT

Concordia Healthcare Corp. (“Concordia”) hereby grants to the Optionee named below (the “Optionee”),                     options (the “Options”) to purchase, in accordance with and subject to the terms and conditions of this Agreement, together with the provisions of the Concordia Stock Option Plan (the “Plan”) dated December 20, 2013 as amended on June 27, 2014 and November 13, 2014, and as may be further amended from time to time, the number of common shares in the capital of Concordia (“Shares”) at the exercise price per share set forth below:

Name of Optionee:

Address of Optionee:

Date of Grant:	<@>
Total Number of Shares
Subject to Options:	<@>

Expiry Date:	<@>

Vesting Date	Number of Options Becoming Exercisable	Exercise Price

The terms and conditions of the Plan are hereby incorporated by reference as terms and conditions of this Option Agreement and are acknowledged and agreed to by the Optionee and Concordia. All capitalized terms used herein, unless expressly defined in a different manner, have the meanings ascribed thereto in the Plan.

CONCORDIA HEALTHCARE CORP.

By:

Name: Title:

I have read the foregoing Option Agreement and the Plan and hereby accept the Options to purchase Shares in accordance with and subject to the terms and conditions of such Agreement and the Plan. I agree to be bound by the terms and conditions of the Plan.

Date Accepted	Name:

SCHEDULE B

EXERCISE NOTICE FORM - OPTIONS

Exhibit A

EXERCISE NOTICE FORM - OPTIONS

This Exercise Notice is delivered to Concordia in respect of the options to purchase common shares (“Shares”) of Concordia Healthcare Corp. (“Concordia”) granted to me (the “Options”) pursuant to the 2013 Stock Option Plan of Concordia (the “Plan”).

I,	,	hereby exercise the Options

(print name)

as set out below.

Date of Grant:

Number of Shares:

Exercise Price per Share: C$

CHOOSE ONE OF THE FOLLOWING:

A.	Cash Exercise

In connection with the foregoing, in order to make full payment of the exercise price to acquire the Shares under the Options and pay the required amount of withholding taxes, in the aggregate amount of C$                     , I hereby select one of the

following options:

☐	I enclose a certified cheque or bank draft payable to Concordia; or

☐	I have initiated a wire transfer of immediately available funds to Concordia.

B.	Cashless Exercise

In connection with the foregoing and in accordance with Section 3.4(b) of the Plan I elect a cashless exercise of the Options.

I hereby irrevocably authorize [name of qualified broker] (“Broker”) to promptly sell on my behalf at least a sufficient number of Shares acquired upon exercise of the Options to realize sale proceeds in an amount equal to the exercise price, applicable withholding taxes, plus any brokerage commissions or fees. I hereby direct Broker to deliver an amount equal to the exercise price and withholding taxes to Concordia to the extent such amounts were not otherwise paid to Concordia.

Dated	Optionee’s Signature